                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. __)*

                 interWAVE Communications International, Ltd.

--------------------------------------------------------------------------------
                               (Name of Issuer)


                  Common shares (par value $0.001 per share)

--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   G4911N102
                             --------------------
                                (CUSIP Number)

                               December 31, 2000

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     G4911N102
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Hutchison Whampoa Limited
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a)  [ ]
    (b)  [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Hong Kong
--------------------------------------------------------------------------------
NUMBER OF               5.     SOLE VOTING POWER
SHARES
BENEFICIALLY                   0
OWNED BY            ------------------------------------------------------------
EACH                    6.     SHARED VOTING POWER
REPORTING
PERSON WITH:                   2,594,220
                    ------------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER.

                               0
                    ------------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER.

                               2,594,220
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,594,220 (See Note A)
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)
         [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.4%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         HC, CO

CUSIP No.    G4911N102
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Holodeck Limited
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a)  [ ]
    (b)  [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands
--------------------------------------------------------------------------------
NUMBER OF                  5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                        0
OWNED BY             -----------------------------------------------------------
EACH                       6.       SHARED VOTING POWER
REPORTING
PERSON WITH:                        2,594,220
                     -----------------------------------------------------------
                           7.       SOLE DISPOSITIVE POWER.

                                    0
                     -----------------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER.

                                    2,594,220
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,594,220
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
         [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.4%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO

CUSIP NO.    G4911N102
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Cheung Kong (Holdings) Limited
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

   (a)   [ ]
   (b)   [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Hong Kong
--------------------------------------------------------------------------------
NUMBER OF              5.       SOLE VOTING POWER
SHARES
BENEFICIALLY                    0
OWNED BY             -----------------------------------------------------------
EACH                   6.       SHARED VOTING POWER
REPORTING
PERSON WITH:                    Disclaimed (See 9 below)
                     -----------------------------------------------------------
                       7.       SOLE DISPOSITIVE POWER.

                                0
                     -----------------------------------------------------------
                       8.       SHARED DISPOSITIVE POWER.

                                Disclaimed (See 9 below)
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Cheung Kong (Holdings) Limited expressly disclaims beneficial ownership of the shares beneficially owned by Hutchison Whampoa Limited and Holodeck Limited (See Note A)
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
         [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.4%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         HC, CO

Note A:

    Hutchison Whampoa Limited ("HWL") indirectly owns 100% of the issued shares of Holodeck Limited ("Holodeck") which owns 2,594,220 common shares (the "Shares") of interWAVE Communications International, Ltd. (the "Issuer"). HWL is the beneficial owner of the Shares through its interests in Holodeck.

    Cheung Kong (Holdings) Limited ("Cheung Kong") owns 49.9% of the issued shares of HWL and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), be deemed to control the voting and disposition of the Shares by Holodeck. However, Cheung Kong disclaims beneficial ownership of the Shares and the filing of this statement shall in no way be construed as an admission that Cheung Kong is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the Shares.

Item 1(a)  Name of Issuer
           --------------

           interWAVE Communications International, Ltd.

Item 1(b)  Address of Issuer's Principal Executive Office
           ----------------------------------------------

           Clarendon House, 2 Church Street, P.O. Box HM1022, Hamilton HM DX, Bermuda

Item 2(a)  Name of Person Filing
           ---------------------

           Hutchison Whampoa Limited
           Holodeck Limited
           Cheung Kong (Holdings) Limited

Item 2(b)  Address of Principal Business Office or, if none, Residence
           -----------------------------------------------------------

           The address of the registered office of HWL is 22nd Floor, Hutchison House, 10 Harcourt Road, Central, Hong Kong.

           The address of the registered office of Holodeck is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its correspondence address is 22nd Floor, Hutchison House, 10 Harcourt Road, Central, Hong Kong.

           The address of the registered office of Cheung Kong is 7th Floor, Cheung Kong Center, 2 Queen's Road, Central, Hong Kong.

Item 2(c)  Citizenship
           -----------

           Hutchison Whampoa Limited - Hong Kong
           Holodeck Limited - British Virgin Islands
           Cheung Kong (Holdings) Limited - Hong Kong

Item 2(d)  Title of Class of Securities
           ----------------------------

           Common shares (par value $0.001 per share)

Item 2(e)  CUSIP Number
           ------------

           G4911N102

Item 3     If this statement is filed pursuant to (S)(S)240.13d-1(b) or
           ------------------------------------------------------------
           240.13-2(b) or (c), check whether the person filing is a:
           ---------------------------------------------------------

           (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C.78o)

           (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c)

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c)

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940 (U.S.C.80a-8)

          (e) [ ] An Investment Adviser in accordance with (S)240.13-1(b)(1)(ii)(E)

          (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with (S)240.13d-1(b)(1)(ii)(F)

          (g) [ ] A Parent Holding Company or Control Person in accordance with
                  (S)240.13d-1(b)(1)(ii)(G)

          (h) [ ] A Savings Association as defined in Section 3(b) of the federal Deposit Insurance Act (U.S.C. 1813)

          (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

          (j) [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)


Item 4  Ownership
        ---------

                                                 HWL           Holodeck         Cheung Kong
                                         ----------------  ----------------  -----------------
(a)  Amount beneficially owned                 2,594,220        2,594,220       disclaimed
(b)  Percent of class                             5.4%             5.4%             5.4%
(c)  No. of shares to which person has

     (i)    sole power to vote or direct
            the vote                               0                0                0

     (ii)   shared power to vote or
            direct the vote                    2,594,220        2,594,220       disclaimed

     (iii)  sole power to dispose or to
            direct disposition                     0                0                0

     (iv)   share power to dispose or to
            direct disposition                 2,594,220        2,594,220       disclaimed

Item 5  Ownership of Five Percent or Less of a Class
        --------------------------------------------

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

        [  ]

Item 6  Ownership of More than Five Percent on Behalf of Another Person
        ---------------------------------------------------------------

        Not applicable

Item 7  Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on by the Parent Holding Company
        --------------------------------------------------------

        Not applicable

Item 8  Identification and Classification of Members of the Group
        ---------------------------------------------------------

        Not applicable

Item 9  Notice of Dissolution of Group
        ------------------------------

        Not applicable

Item 10 Certification
        -------------

        By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001

                                        FOR AND ON BEHALF OF
                                        HUTCHISON WHAMPOA LIMITED


                                             /s/  Frank J. Sixt
                                        By: __________________________
                                             Name:  Frank J. Sixt
                                             Title: Director

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001

                                        FOR AND ON BEHALF OF
                                        HOLODECK LIMITED


                                             /s/  Frank J. Sixt
                                        By: __________________________
                                             Name:  Frank J. Sixt
                                             Title: Director

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001

                                        FOR AND ON BEHALF OF
                                        CHEUNG KONG (HOLDINGS) LIMITED


                                             /s/  Frank J. Sixt
                                        By: __________________________
                                             Name:  Frank J. Sixt
                                             Title: Director

                                                                      Schedule I


                             JOINT FILING AGREEMENT
                             ----------------------

          This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of common shares of interWAVE Communications International, Ltd. being filed on behalf of each of the undersigned.

Dated: February 12, 2001


                                        HUTCHISON WHAMPOA LIMITED


                                             /s/  Frank J. Sixt
                                        By: __________________________
                                             Name:  Frank J. Sixt
                                             Title: Director


                                        HOLODECK LIMITED


                                              /s/  Frank J. Sixt
                                        By: __________________________
                                              Name:  Frank J. Sixt
                                              Title: Director


                                        CHEUNG KONG (HOLDINGS) LIMITED


                                              /s/  Frank J. Sixt
                                        By: __________________________
                                              Name:  Frank J. Sixt
                                              Title: Director